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[CHASE SECURITIES INC. LOGO]

Chase Securities Inc.
270 Park Avenue
New York, NY 10017


                                                           November 3, 2000


Mr. Tom Mann
Illinois Tool Works, Inc.
3600 West Lake Avenue
Glenview, IL 60025-5811

Dear Mr. Mann:

     In connection with your consideration of the potential acquisition (the "Transaction") of all or any portion of the assets, securities or businesses of Foilmark, Inc. (the "Company"), the Company, directly or through its financial advisor Chase Securities Inc. ("Chase"), is prepared to make available to you certain information concerning its business, financial condition, operations and assets (all of which information so provided to you shall be known as the "Evaluation Material"), subject to the conditions set forth below. As used herein, "you" includes any persons and entities you control, are controlled by you, or with which you are under common control.

     You agree that you will use the Evaluation Material solely for evaluating the Transaction and not in any way detrimental to the Company and that the Evaluation Material will be kept confidential by you; provided, however, you may disclose any Evaluation Material to your directors, officers, employees or agents (your "Representatives") who need to know such information for the purpose of evaluating the Transaction (it being understood that they shall be informed by you of the confidential nature of such information and that you shall cause them to treat such information confidentially and that you shall be responsible for any breach of this agreement by any of your Representatives).

     The term "Evaluation Material" means all information or data received by you or your Representatives, whether before or after your execution of this agreement, relating to the business and operations of the Company or any of its affiliates or subsidiaries, and shall also be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives based on the other Evaluation Material made available to you.

      The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of the breach of this agreement by you or your Representatives; or (ii) is already known by you or becomes available to you, provided that the source of such information was not known by you to be bound by a confidentiality agreement or other obligation of confidentiality with respect to such information;

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or (iii) is independently developed by you without reference to the confidential information included hereunder.

      Without our prior written consent, neither you nor your Representatives will disclose to any person either the fact that evaluations, discussions or negotiations are taking place concerning a possible transaction or the status thereof, unless in the opinion of your counsel disclosure is required to be made under any applicable law or regulation, by any authorized administrative or governmental agency or pursuant to applicable requirements of any listing agreement with or the rules of any securities exchange or The Nasdaq Stock Market, provided that if you or any of your Representatives propose to make any disclosure based upon the opinion of your counsel you will advise and consult with the Company prior to such disclosure concerning the information you propose to disclose. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, partnership and individual.

      In the event that you or any of your Representatives are requested or required (by subpoena, court order, or other similar process) to disclose any of the Evaluation Material, that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions, or other facts with respect thereto, you shall provide the Company with prompt written notice, unless notice is prohibited by law, of any such request or requirement so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, you may disclose such information and you will exercise your best efforts to obtain assurance that confidential treatment will be accorded to such information.

      For a period of one year from the date of this letter agreement (the "Standstill Period") and other than as authorized by the Board of Directors of the Company, you, on behalf of yourself and your affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), hereby agree that each of you and your affiliates shall not, and shall cause any person or entity controlled by you or them not to: (i) in any manner acquire, agree to acquire or make any proposal to acquire ownership directly or indirectly (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange
Act) of any voting securities or other equity interests in, or property of the Company or any rights or options to acquire such ownership; (ii) propose to enter into, directly or indirectly, any merger or business combination involving the Company; (iii) solicit proxies or consents, directly or indirectly, or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company; (iv) with respect to any voting securities of the Company, (a) form or join any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) after the date of this agreement that would be required to file a statement on Schedule 13D or Schedule 13G if such group had not previously filed such statement or (b) in the event that you or any of your affiliates have formed or joined any such group prior to the date hereof, participate in or benefit from any additional action by such group or any member thereof after the date of this agreement which (1) would constitute a violation of this paragraph if undertaken by you alone or (2) would require such group to file a

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statement on Schedule 13D or Schedule 13G if such group had not previously filed such a statement; (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (vi) initiate any communications with any employee of the Company except as contemplated by this agreement concerning the Evaluation Material or any possible transaction involving the Company; (vii) disclose any intention, plan or arrangement inconsistent with any of the foregoing; or (viii) advise, assist or encourage any other person in connection with any of the foregoing.

         You also agree that during the Standstill Period and other than as authorized by this agreement or definitive agreement for the Transaction executed by the Company and you or any of your affiliates, (i) neither you nor any of your Representatives will request, directly or indirectly, that the Company (or its directors, officers, employees or agents) amend or waive any provision of the preceding paragraph or this sentence, (ii) neither you nor any of your Representatives will take any action that might require the Company to make a public announcement regarding the possibility of a business combination, merger, sale of assets, liquidation or other extraordinary corporate transaction involving the Company and (iii) if at any time during the Standstill Period, you or any of your Representatives is approached by any third party concerning its or their participation in a transaction involving the Company's assets or businesses or securities issued by the Company, you will inform the Company immediately of the nature of such proposed transaction and the parties thereto. The restrictions contained in this paragraph and in the preceding paragraph shall not be applicable to ordinary brokerage or trading transactions by a securities dealer or purchases by an institutional investor solely for investment purposes aggregating less than 5% of the Company's outstanding voting securities.

You also agree that for a period of one year from the date of this agreement, you will not, and will not permit any of your Representatives to, directly solicit for employment or employ any key executive employees of the Company (except that employees of the Company may be solicited contemporaneously with or following the execution and delivery of definitive document for the Transaction between the Company and you or any of your affiliates); and except that the provisions of this sentence are not intended to apply to any general solicitation or advertisement for employees that is not specifically directed to employees of the Company.

         Upon the Company's request, all copies of the Evaluation Material (except for that portion of the Evaluation Material that consists of notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives) will be promptly returned to the Company. That portion of the Evaluation Material that consists of notes, analyses, compilations, studies, interpretations or other documents will be destroyed upon the Company's request, such destruction to be confirmed in writing to the Company.

         Although the Company has endeavored to include in the Evaluation Material information which the Company believes to be relevant for the purpose of your evaluation of the Transaction, you acknowledge that neither the Company nor Chase makes any representation or warranty as to the accuracy or completeness of the Evaluation Material or any undertaking to inform you of any change in the Company or the information provided to you. You agree that neither the Company nor any of its directors, officers, employees, agents or advisors nor Chase


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shall have any liability to you to any of your Representatives relating to or resulting from the use of the Evaluation Material. You also agree that unless and until a definitive agreement with respect to a Transaction has been executed and delivered, neither you nor the Company have any legal obligation of any kind whatsoever with respect to any Transaction by virtue of this agreement of any other written or oral communication with respect to such Transaction.

         It should be understood that no determination has been made by the Company's Board of Directors to enter into any transaction with you or any other company or organization. You also understand and agree that unless and until a Definitive Agreement has been executed and delivered, no contract or agreement providing for a transaction with the Company shall be deemed to exist between you and the Company, and you hereby waive, in advance, any claims (including, without limitation, breach of contact) in connection with any transaction involving the Company unless and until you and the Company shall have entered into a Definitive Agreement. You also agree that unless and until a Definitive Agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company, nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction. The Board of Directors of the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time. You further understand that, (a) the Company and its representatives shall be free to conduct any process for any transaction involving the Company, if and as they, in their sole discretion, shall determine (including, without limitation, negotiating with any other interested parties and entering into a Definitive Agreement without prior notice to you or any other person), (b) any procedures relating to such process or transaction may be changed at any time without notice to you or any other person, and (c) you shall not have any claims whatesoever against the Company, its representatives or any of their respective directors, officers, securityholders, owners, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a Definitive Agreement with you in accordance with the terms thereof) or, unless a Definitive Agreement is entered into with you, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this letter agreement shall be waived or amended except by written consent of the Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

         It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege hereunder. You agree that money damages would not be a sufficient remedy for any breach of this agreement by you or your Representatives and that in addition to all other remedies the Company shall be entitled to equitable relief, including injunction and specific performance, for any breach of the provisions of this agreement without the necessity of posting a bond. You further agree to waive, and use your best efforts to cause your Representatives to waive, any requirement for the securing or posting of a bond in connection with such remedy.

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         This agreement will inure to the benefit of and may be enforced by the Company and its successors or assigns and will be binding upon you and your Representatives and your respective successors in interest; provided, however, that any assignment by you of your rights and obligations hereunder without the Company's prior consent will be void.

         This agreement embodies the entire understanding and agreement between the parties with respect to the Evaluation Material and supersedes any prior understandings and agreements related thereto. In the event that any provision of this agreement is held invalid or unenforceable by a court of competent jurisdiction, then such provision will be considered separate and apart from the remainder of this agreement which will remain in full force and effect. In the event any provision is held to be overbroad as written, then such provision will be deemed amended to narrow its application to the extent necessary to make the provision enforceable in accordance with applicable law and enforced as so amended. This agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

         This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws principles or rules. The terms of this agreement shall be three (3) years after which it shall have no further force or effect.

         Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the Company.


                                        Very truly yours,

                                        CHASE SECURITIES INC.,
                                        On Behalf of
                                        Foilmark, Inc.

                                        By: /s/ Stephanie P. de Bord
                                            ------------------------

                                        By:  Stephanie P. de Bord
                                        Title: Associate



Accepted and agreed as of
the date first written above:

Illinois Tool Works, Inc.

By: /s/ Thomas H. Mann
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Title: Thomas H. Mann
       President
       ITW  Decorative Companies